EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SJW Group:

We consent to the use of our report dated February 27, 2019, with respect to the consolidated balance sheets of SJW Group as of December 31, 2018 and 2017, the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of SJW Group, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

October 9, 2019